Exhibit 99.1



                Second Quarter Ended June 30, 2005 Press Release



Contact:    B. K. Goodwin, III
            Chairman of the Board, Chief Executive Officer and President
            (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Second Quarter Financial Results

FirstFed Bancorp, Inc., Bessemer, Alabama (NASDAQ: FFDB), reported quarterly net income for the second quarter ended June 30, 2005, of $269,000 compared to $114,000 for the same quarter a year ago. Earnings per share were $.11 per share (basic and diluted) for the quarter ended June 30, 2005, compared to $.05 per share (basic and diluted) for the same three-month period last year. For the six months ended June 30, 2005, net income was $653,000, or $.27 per share (basic and diluted), compared to $226,000, or $.10 per share basic and $.09 per share diluted, for the same six-month period a year ago. Total assets were $204,958,000, total loans grew to $162,170,000 and total deposits grew to $162,190,000 at June 30, 2005, compared to the December 31, 2004, total assets of $214,443,000, total loans of $161,841,000 and total deposits of $157,545,000.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said: "While the Company has experienced growth in loans and deposits, total assets decreased since the end of 2004 as a result of the sale of approximately $15 million in corporate bonds in January 2005. Results from operations improved for the quarter ended June 30, 2005, compared to the same period a year ago as a result of increased net interest income and reductions in loan loss provision and other operating expenses."

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.